Exhibit 99.13



August 28, 2000

Dear Members of the Official Unsecured Creditors Committee of Einstein/Noah Bagel Corp.:

     We have been attempting to reach out to you to propose a plan which would maximize recovery to the unsecured creditors of Einstein/Noah Bagel Corp. and Einstein/Noah Bagel Partners, L.P. (together "Einstein"). On June 21, 2000 we offered a proposal that we believed, and continue to believe, offers superior value to the creditors of Einstein compared to the proposal currently described in the August 7, 2000 Disclosure Statement. Both before and after receipt of our proposal, we were told on numerous occasions by various members of the Official Committee of the Unsecured Creditors ("Committee") and their advisors, that discussions with us on our offer would begin immediately upon resolution of the Bagel Funding litigation. Such discussions have yet to start, however, which leaves us disappointed that we have not been able to engage the Committee in a dialogue to deliver substantial additional value to creditors.

     I would like to note that New World Coffee - Manhattan Bagel, Inc. ("New World") is a very significant creditor and owns over $20 million in principal amount of the 7.25% Convertible Subordinated Debentures ("Debentures"). Further, other holders owning a significant amount of Debentures have indicated to us that they will follow our lead in this case.

     We continue to be strongly of the belief that a combination of New World and Einstein will provide superior value for all parties. With this letter we offer a revised proposal which provides an objectively higher recovery to the unsecured creditors ("Unsecured").

EXISTING EINSTEIN PLAN

     The Debtor's disclosure statement provides an enterprise value of reorganized standalone Einstein of approximately $125 - $160 million based on an analysis by Donaldson, Lufkin & Jenrette ("DLJ"), or an implied EBITDA multiple range of 4.8 - 6.2 on projected 2000 Einstein EBITDA of $26 million. The standalone plan provides for distribution to the Unsecured of 89% the equity of the reorganized entity, with the balance distributed to Bagel Store Development Funding, LLC. Assuming senior debt of approximately $45 million at confirmation, the value of the recovery to the Unsecured ranges from $71 - $102 million or 57%
- 82% of the principal amount of the Debentures, with a midrange of 70% or $87 million.

PROPOSED NEW WORLD PLAN

     Our alternative plan would combine Einstein with New World to create a stronger entity. We are prepared to offer 100% of principal amount of the Debentures in any combination of debt and equity securities the Committee may find acceptable. We believe a combination of debt and equity securities along the following lines would be appropriate.

     New World would provide for the Unsecured to be repaid with a new $55 million Senior Subordinated Note ("Note") and 45% of the equity stake in the combined entity. Based on (a) Einstein's projected 2000 EBITDA of $26 million, plus New World's projected EBITDA/ immediate synergies of $24 million, (b) multiples of 4.8 - 6.2 times EBITDA per the DLJ analysis, (c) Einstein's estimated senior debt of $45 million, plus New World debt of $19 million, the value of the recovery to the Unsecured ranges from $110 - $140 million or 88% - 112% of the face amount of the Debentures, with a midrange of 100% or $125 million, an increase of 44% from the Einstein plan.

     I would like to review the substantial additional benefits of the New World plan, as follows:


     - The New World Plan grants the Unsecured a substantially stronger position in the go forward capital structure, reducing their credit risk.

     - The New World Plan enhances the Unsecured's liquidity, by providing a substantial portion of their recovery through the Note.

     - The New World Plan provides upside participation in the success of the combined entity through a significant equity stake. Also, it reduces unnatural holder overhang, thereby dramatically improving the liquidity and value of such equity.

     - The New World Plan creates a small-cap (vs. micro-cap) equity, which should be more attractive institutionally, again positively impacting the value and marketability of the new equity.

     - The Unsecured's recovery in the New World Plan is significantly less exposed to dilution from management options.

     I look forward to the opportunity to meet with the Committee at your earliest convenience to discuss this proposal in further detail.

Sincerely,
/s/ Ramin Kamfar
----------------
Ramin Kamfar
Chairman and CEO

cc:      Dennis Connolly
         Jim Neidhart